Exhibit 99.1

For Release:

4:30 p. m. Eastern

Tuesday, May 9, 2006

HouseValues’ First Quarter Revenue Increases 53 Percent

KIRKLAND, Wash. – May 9, 2006 – HouseValues, Inc. (NASDAQ: SOLD) today announced results for the quarter ended March 31, 2006.

HouseValues reported revenue of $26.9 million for the first quarter of 2006, an increase of 53 percent from the comparable quarter last year. Net income was $1.8 million compared to $2.9 million in the first quarter of the prior year. Earnings per diluted share were $0.06 including a $0.03 charge related to stock compensation, compared to $0.11 per diluted share in the first quarter of 2005.

“We achieved strong first quarter results while making important operational investments in the business,” said Ian Morris, chief executive officer of HouseValues. “By successfully executing our business plan, we believe the company is well positioned to achieve its 2006 goals while building a foundation for continued growth and leadership in the coming years.”

TheLoanPage’s revenue in the first quarter of 2006 was significantly higher than in the fourth quarter of 2005, reflecting the first full quarter of results since its acquisition. The company also experienced new success generating organic mortgage leads from existing real estate traffic late in the quarter. This new capability is expected to further increase the quality and quantity of leads provided to its mortgage customers.

HomePages made a significant contribution to revenue growth in its first full quarter of operations. Over ten percent of HouseValues’ real estate customers have purchased advertising subscriptions on Homepages which combines national home listings, detailed neighborhood information and high-resolution aerial photography. HouseValues believes that this early HomePages success illustrates the company’s ability to create new services that broaden its product footprint, strengthen relationships with its agent customer base and drive additional revenue.

The company’s real estate lead generation business grew modestly in the first quarter compared to the fourth quarter of 2005 even amidst the refocusing of sales resources to drive deeper penetration into markets that received less attention last year. HouseValues revenue growth of more than eighty percent in 2005 was not distributed in proportion to overall consumer demand. As such, the company sees a significant opportunity to grow revenue in under-penetrated markets, which include many of the nation’s largest metropolitan areas.

In addition the company saw strong demand for its HouseValues.com and JustListed.com services which resulted in a record number of home buyer and seller inquiries being delivered to its network of real estate agent customers across North America.

Business Outlook

Reflecting strong progress in the first quarter HouseValues today reaffirmed the following expectations for the Full Year 2006:

•	Revenue is expected to be between $105.0 million and $115.0 million.

•	Adjusted EBITDA is expected to be between $18 million and $20 million.

•	Net income is expected to be between $0.24 and $0.30 per diluted share.

For the second quarter of 2006, revenue is expected to be slightly lower than in the first quarter of 2006, primarily reflecting the re-alignment of the company’s sales force to drive higher margin sales. Adjusted EBITDA and net income are expected to be approximately the same as they were in Q1. For further information about “Adjusted EBITDA,” a non-GAAP measure, please refer to the “Non-GAAP Measures” section.

The second quarter and annual expectations for income per diluted share include the estimated impact of expensing stock options under FAS 123R, approximately $0.03 and $0.12 respectively. During the first quarter the company began expensing stock options in accordance with Statement of Financial Accounting Standards No. 123R, “Share Based Payment.” Stock compensation expense is expected to have a significant impact on our net income and earnings per diluted share, as noted above. Actual stock compensation expense may differ from these estimates based on the timing and amount of options granted, the assumptions used in valuing these options and other factors.

The preceding forward-looking statements reflect HouseValues’ expectations as of May 9, 2006.

Conference Call

HouseValues will host a conference call and live webcast to discuss these financial results at 4:30 p.m. Eastern Time on May 9, 2006. To listen to the live conference call, please dial 913-981-5520. A live webcast of the call will be available from the Investor Relations section of the company’s Web site at http://www.housevaluesinc.com and via replay beginning three hours after the completion of the call. An audio replay of the call will also be available to investors beginning 8:00 p.m. ET on Tuesday May 9, 2006, through 11:59 p.m. ET on Wednesday, May 10, 2006. To listen to the audio replay, dial 719-457-0820 and enter the passcode 9659646.

Forward-Looking Statements

This release contains forward looking statements relating to the Company’s anticipated plans, products, services, and financial performance. The words “believe,” “expect,” “anticipate,” “intend” and similar expressions identify forward-looking statements, but their absence does not mean the statement is not forward looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in the forward looking statements. Factors that could affect the Company’s actual results include its ability to retain and increase its customer base, to grow its mortgage, HomePages and lead generation businesses, to respond to competitive threats, to manage lead generation and other costs, and to expand into new lines of business. Please refer to the company’s recent filings with the Securities and Exchange Commission on Forms 10-Q and 10-K for a more detailed description of these and other risks that could materially affect actual results. Given these risks and uncertainties, you should not place undue reliance on these forward looking statements. The forward looking statements are made as of today’s date and the Company assumes no obligation to update any such statements to reflect events or circumstances after the date hereof.

Non-GAAP Measures

This press release includes a discussion of Adjusted EBITDA, which is a non-GAAP financial measure provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “Adjusted EBITDA” refers to a financial measure that we define as earnings before net interest, income taxes, depreciation, amortization and stock-based compensation. Adjusted EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to Adjusted EBITDA as reported by other companies. We believe Adjusted EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate the operating performance of our operations. The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance, and we also use Adjusted EBITDA for planning purposes and in presentations to our board of directors. See below for a reconciliation of net income, the most comparable GAAP measure, to Adjusted EBITDA.

HouseValues, Inc.

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

(In thousands)

(unaudited)

	Quarters ended March 31,
	2006	2005
Net income	$1,770	$2,930
Less
Interest income, net	604	318
Add
Depreciation and amortization of property and equipment	1,014	354
Amortization of intangible assets	401	152
Stock-based compensation	1,052	297
Income tax expense	654	1,578

Adjusted EBITDA	$4,287	$4,993

In our estimate of Adjusted EBITDA for the second quarter of 2006, we have adjusted our estimates of GAAP net income for net interest income of approximately $0.7 million, depreciation of approximately $1.2 million, amortization of intangible assets of approximately $0.4 million, share-based compensation of approximately $1.3 million and income taxes at an effective tax rate of 27%. In our estimate of Adjusted EBITDA for the full year 2006, we have adjusted our estimates of GAAP net income for net interest income of approximately $2.8 million, depreciation of approximately $5.0 million, amortization of intangible assets of approximately $1.3 million, share-based compensation of approximately $5.2 million and income taxes at an effective tax rate of 27%.

About HouseValues Inc.

Founded in 1999, HouseValues Inc. (NASDAQ: SOLD) provides consumers and real estate professionals with the information and tools they need for success throughout the home buying and selling process. The company’s flagship consumer products include HomePages.com™, a lifestyle and neighborhood-centric home buying and selling service; TheLoanPage.com, a service that provides current and prospective home owners with competitive mortgage and refinance quotes from leading lenders; HouseValues.com®, a service that provides home sellers with market valuations of their current home; and JustListed.com™, a service that alerts home buyers as soon as new homes hit the market that meet their criteria. Learn more at www.housevaluesinc.com.

###

For Additional Information:

Investors Only:

Mark Lamb

Director of Investor Relations

HouseValues, Inc.

425-952-5801

markl@housevalues.com

Press Only:

Hugh Siler

Siler & Company for HouseValues, Inc.

949-646-6966

hugh@silerpr.com

SOLD: FINANCIAL

# FINANCIAL STATEMENTS FOLLOW #

HouseValues, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Quarters ended March 31,
	2006	2005
Revenues	$26,871	$17,619
Expenses:
Sales and marketing (includes share-based compensation expense of $368 and $66)	16,275	8,688
Technology and product development (includes share-based compensation expense of $163 and $57)	3,611	1,396
General and administrative (includes share-based compensation expense of $521 and $174)	3,750	2,839
Depreciation and amortization of property and equipment	1,014	354
Amortization of intangible assets	401	152

Total expenses	25,051	13,429

Income from operations	1,820	4,190
Interest income, net	604	318

Income before income tax expense	2,424	4,508
Income tax expense	654	1,578

Net income	$1,770	$2,930

Net income per share:
Basic	$0.07	$0.12

Diluted	$0.06	$0.11

Number of shares used in per share calculations:
Basic	25,810	25,024

Diluted	27,353	27,247

HouseValues, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(unaudited)

	March 31, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$54,258	$59,234
Short-term investments	30,575	25,640
Accounts receivable, net of allowance of $234 and $242	541	577
Prepaid expenses and other assets	1,858	1,700
Deferred income taxes	714	258
Prepaid income taxes	819	997
Other current assets	129	579

Total current assets	88,894	88,985
Property and equipment, net of accumulated depreciation of $4,702 and $3,689	11,925	11,118
Goodwill	6,877	6,227
Intangible assets, net of accumulated amortization of $2,404 and $2,003	4,455	4,853
Other noncurrent assets	409	408

Total assets	$112,560	$111,591

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,340	$1,030
Accrued compensation and benefits	3,665	4,236
Accrued expenses and other current liabilities	4,648	6,529
Deferred rent, current portion	289	289
Deferred revenue	1,655	1,694

Total current liabilities	11,597	13,778
Deferred income taxes	773	726
Deferred rent, less current portion	1,349	1,423
Note payable	1,644	1,600

Total liabilities	15,363	17,527
Shareholders’ equity:
Common stock, par value $0.001 per share, stated at amounts paid in; authorized 120,000,000 shares; issued and outstanding 25,852,075 and 25,783,980 shares at March 31, 2006 and December 31, 2005, respectively	69,851	71,385
Deferred stock-based compensation	—	(2,897)
Retained earnings	27,346	25,576

Total shareholders’ equity	97,197	94,064

Total liabilities and shareholders’ equity	$112,560	$111,591

HouseValues, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Three months ended March 31,
	2006	2005
Cash flows from operating activities:
Net income	$1,770	$2,930
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	1,014	354
Amortization of intangible assets	401	152
Stock-based compensation	1,052	297
Deferred income tax benefit	(409)	(334)
Changes in certain assets and liabilities
Accounts receivable	36	(265)
Prepaid expenses and other assets	(109)	233
Prepaid income taxes	209	—
Other current assets	450	110
Accounts payable	28	44
Accrued compensation and benefits	(571)	(202)
Accrued expenses and other current liabilities	292	(42)
Deferred rent	(74)	65
Deferred revenue	(39)	126
Income taxes payable and other	44	896

Net cash provided by operating activities	4,094	4,364

Cash flows from investing activities:
Purchases of short-term investments	(5,000)	(6,299)
Sales of short-term investments	65	4,300
Purchases of property and equipment	(3,748)	(1,476)
Additions to intangible assets and other	(41)	(41)
Acquisition of SOAR Solutions, net of cash acquired	(606)	—

Net cash used in investing activities	(9,330)	(3,516)

Cash flows from financing activities:
Proceeds from exercises of stock options and warrants	115	218
Tax benefit from exercises of stock options	145	—
Proceeds from sale of common stock, net of issuance costs paid	—	(618)

Net cash provided by (used in) financing activities	260	(400)

Net (decrease) increase in cash and cash equivalents	(4,976)	448
Cash and cash equivalents at beginning of period	59,234	57,562

Cash and cash equivalents at end of period	$54,258	$58,010